February 7, 2011

Mr. Edwin S. Barton, III

306 Rumstick Road

Barrington, RI 02806

Re: Employment

Dear Ned:

It is my pleasure to send you this letter for your consideration. As we have discussed, this letter is a formal offer of employment by Powerdyne, Inc. (PDI) as well as by any successor corporation. PDI does not have any formal employee handbook or formal hiring mechanism developed as yet. Therefore, this letter is offered in lieu thereof.

First, I am pleased to advise you that you were elected Vice President and the Chief Operating Officer of PDI at its February 3, 2011 annual meeting of the stockholder and directors.

Your employment will be as a full time employee and based on a 40 hour work week, 52 weeks of the year. Starting date is expected to be in March 2011. The place of employment is 1 Pullman Avenue, Worcester, Massachusetts or other location as may be designated as the company expands. You will receive four (4) weeks paid vacation shall be per year starting at the 50th week of employment with an additional week added every successive year thereafter, up to eight (8) weeks maximum. In light of your responsibilities, you are to take vacations only if it does not interfere with your business obligations. It may be that your duties will not permit you to take a vacation. Sick days and time off will be granted as needed. Sick days are compensated. Time off is uncompensated. Unusual circumstances shall be considered on a case by case basis at my discretion only.

Your responsibilities will be to supervise, coordinate, oversee and manage PDI’s business, which is to design and construct self-contained generator sets using radial aircraft engines to be leased as prime movers in independent electrical generating systems of our own unique design.

Stephen L. Caromile has been elected Vice President of Production and Lead Engineer of PDI. Although he will report directly to me, you will be working closely with Mr. Caromile and he will also report to you. As Chief Operating Officer you will be his superior.

ESB

Mr. Edwin S. Barton, III

February 7, 2011

This letter is not intended to be exclusive and, generally, it will be your duty to see that whatever must be done is done and is done in a timely fashion. As a corporate executive and a crucial member of the leadership team, it is expected that you will take responsibility without direction to accomplish the company’s goals which I will communicate to you.

Your work week is not limited to forty hours. You are expected to do the job regardless of the number of hours per week that you work and you will therefore be paid a salary and not paid on a commission or hourly basis.

Your base salary will be one hundred twenty-five thousand ($125,000.00) dollars per year, paid weekly. We will withhold all necessary taxes and trust fund charges. In addition you may be paid a cash bonus of as much as fifty thousand ($50,000.00) dollars per year, in my sole discretion. Its payment will depend not only upon superior performance but the financial success of the company. Your salary will be paid to you effective upon you winding up your business of Imperial Cabinet and assuming your duties at PDI on a full-time basis.

Until that time, you will work on a part-time basis, as needed, and as available. I have asked you to keep a record of the hours you worked during that period and you will be paid for that work at the rate of sixty ($60.00) dollars per hour. However, because the company is currently unable to make such payments to you, the wages earned will not be paid until cash flow and profitability allow but will be accrued as our accountant advises.

You will have the following paid vacation days: New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day and Christmas Day.

As further inducement to you to accept this offer, you will receive 6,000,000 shares of the company’s common stock at a par value of $0.0001. As the company is in the midst of merging with another public corporation, the terms of this contract will become binding upon the successor corporation whose name is expected to be Powerdyne International, Inc.

We do not have a profit sharing, 401(k) or other retirement account plans or medical or life insurance for our employees. If the company becomes profitable and later offers these benefits to its employees, you will be offered the same benefit as they will.

It may be that your duties will require you to relocate. In that case, the company will either pay or reimburse your reasonable costs of relocation.

ESB

Mr. Edwin S. Barton, III

February 7, 2011

It is expected that you will require a motor vehicle and so you will be provided with a motor vehicle suitable to your position and responsibilities and a company gasoline card with which to pay for gasoline and maintenance as soon as PDI is financially able to do so and as it becomes necessary. The company does not have a secure facility to garage the vehicle and, as you will be expected to have a modest home office, you are expected to report to your home office first thing every morning to check for emails or to attend to other business, and to then drive to whatever facility you are working at that day. You are expected to garage the company motor vehicle provided to you at your residence at your expense. You may use the vehicle for private use. If the vehicle is leased you will have the first option to buy the vehicle at the end of the lease term. If the vehicle is owned by the company, you will have the first right to purchase the vehicle at the end of its useful life to the company.

In addition to the above cited duties, you will develop, train and manage the executive staff. You, Mr. Caromile and I will be principally responsible for engineering, sales and development. Our Vice President and General Counsel, Mr. Arthur M. Read, II, will be principally responsible for overseeing all legal matters, administrative and “back office” functions.

It is anticipated that as the company grows, your duties will increase. It is my expectation that you will train yourself to become President as well as Chief Operating Officer as I assume the role of Chairman of the Board and Chief Executive Officer. It is my hope and expectation that you will become Chief Executive Officer at some time in the future but that is a function of performance. I will expect you to find, train and develop promising individuals with executive abilities and to eventually recommend one to replace yourself upon your assumption of more senior positions.

Any patentable ideas, designs, drawings or processes of any kind which you work on or develop during your employment with the company will be the property of the company. Should the company receive any royalties for the licensing or the other use of any patent which you were the principal of, you will be paid a percentage of the royalties received, not to exceed twenty (20%) percent.

Tools and equipment needed for the shop will be purchased and owned by the company. Personal tools and equipment may be used on the premises provided that they are clearly identified as yours and a written record of such kept by you and provided to the company, Mr. Caromile and me. This requirement is necessary because of the company’s use of Bigelow Electric’s tools and equipment as well as the use of my own, Mr. Caromile’s and other employees’ personal equipment. Therefore, specific identification is intended to avoid confusion. You will also have complete access to the Bigelow Electric shop.

ESB

Mr. Edwin S. Barton, III

February 7, 2011

Ned, this outline is a comprehensive letter that identifies the parameters under which the company would like to engage you. Please let me know if I have left out anything important and we can proceed from there. If this offer is acceptable to you, please indicate your acceptance by initializing each page and by signing the duplicate originals of this letter enclosed where indicated and returning two to the company keeping one for your records.

As you know, we are very excited not only about the business opportunities that we see but with the prospect of formalizing your relationship with the company.

Yours truly,

/s/ Dale P. Euga

Dale P. Euga
President

AMR/lhm

Enclosures (2)

Cc: Arthur M. Read II, Esq.

Vice President and General Counsel

Acceptance

I acknowledge having received and read the foregoing prior to signing it in triplicate originals.

I confirm and accept these arrangements, freely and voluntarily.

/s/ Edwin S. Barton, III

Edwin S. Barton, III

Date: February 7, 2011

ESB

June 1, 2011

Mr. Edwin S. Barton, III

306 Rumstick Road

Barrington, RI 02806

Dear Ned;

You entered into an engagement letter with Powerdyne, Inc. (now Powerdyne International, Inc.) on February 7, 2011.

This letter will serve to amend that earlier letter.

Under the terms of your letter, you were to be paid a salary. In the event that the corporation was unable to pay that salary immediately, it was to accrue to be paid to you when the corporation’s financial situation permitted such payment, in the corporation’s sole discretion.

Because of the fragility of the corporation’s finances, it is necessary to end that accrual effective April 1, 2011. Accrual and payment will only occur when the Company determines that it has appropriate positive cash flow and/or profitability. This is in the best interest of the corporation and takes into account unforeseen adverse tax consequences which flow to the corporation as a result of the accrual.

In addition, accrual and payment for expenses and time incurred during the fiscal year ended December 31, 2010 will cease as well. If and or when the Company experiences positive cash flow and/or profitability, the Company will address these past service items through performance bonuses at its discretion.

Please acknowledge your acceptance of this modification of your letter agreement by signing the duplicate of this letter and returning it to Linda Madison and keeping the original for your records.

Yours truly,

/s/ Arthur M. Read, II, Esq.

Arthur M. Read, II, Esq.
Vice President, Director and General Counsel

AMR/lhm

Enclosure

ESB

Mr. Edwin S. Barton, III

June 1, 2011

Acceptance

I acknowledge having received and read the foregoing prior to signing it in duplicate originals.

I confirm and accept these agreements, freely and voluntarily.

/s/ Edwin S. Barton, III

Edwin S. Barton, III

Date: June 3, 2011

ESB